EXHIBIT 10.25

Summary of Executive Officer Compensation

The following is a summary of the compensation of the executive officers of Adept Technology, Inc. (the “Company”) in effect as of the date of filing the Company’s Annual Report on Form 10-K.

Current Executive Officers	Annual Base Salary		Fiscal 2012 Incentive Compensation	Other Annual Compensation (3)
John Dulchinos President and Chief Executive Officer		$316,500	(1)	Health care coverage; long-term disability and group term life insurance excess premiums

Lisa M. Cummins Vice President of Finance and Chief Financial Officer		$220,000	(1)	Health care coverage; long-term disability and group term life insurance excess premiums

Joachim Melis Vice President, Business Development and Managing Director of Europe	E	UR 170,000	(1)(2)	Car allowance

(1)	Awards and Cash made pursuant to participation in, and subject to terms of, the Fiscal 2012 Performance Plan and 2012 Cash Incentive Plan, respectively.
(2)	Packaging Solutions business incentive of a quarterly cash commission based upon the cumulative revenue during the fiscal year of the Company’s Packaging Solutions business, which could result in potential quarterly cash payments of up to $10,000 (or in certain instances $15,000) per quarter.
(3)	Other benefits to be provided by the Company to the identified executive officer. Equity awards have been granted to the executive officers pursuant to option agreements and restricted stock agreements, the forms of which have been approved by the Compensation Committee and filed with the Securities and Exchange Commission.